                                                                 Conformed Copy











                           ASSET PURCHASE AGREEMENT

                                    among

                             CRA MANAGED CARE, INC.

                             FNS  ACQUISITION CORP.

                              FIRST NOTICE SYSTEMS

                                      and

                   THE SHAREHOLDERS OF FIRST NOTICE SYSTEMS


                                  June 4, 1997




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                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of June 4, 1997, among CRA Managed Care, Inc., a Massachusetts corporation ("CRA"), FNS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CRA ("Acquisition Sub"), First Notice Systems Company, a Massachusetts business trust ("FNS"), and the shareholders of FNS, each of whom is listed on the signature page hereof (collectively, the "FNS Shareholders").


                                   RECITALS

         WHEREAS, the respective Boards of Directors of CRA and Acquisition Sub and the FNS Shareholders have determined that it is in the best interests of their respective shareholders for Acquisition Sub to acquire substantially all of the assets, subject to substantially all of the liabilities, of FNS upon the terms and subject to the conditions of this Agreement;

         WHEREAS, each of the FNS Shareholders has approved and is a party to this Agreement;

         WHEREAS, CRA, Acquisition Sub, FNS and the FNS Shareholders desire to make certain representations, warranties, covenants and agreements in connection herewith.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, CRA, Acquisition Sub, FNS and the FNS Shareholders hereby agree as follows:


                                   ARTICLE I

                          Purchase and Sale of Assets

   1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), FNS shall sell, assign, transfer and convey to Acquisition Sub, and Acquisition Sub shall (and CRA shall cause Acquisition Sub to) purchase, acquire and accept from FNS, the business of FNS as a going concern (the "Business"), including all of FNS' assets of every kind and description (such assets being acquired referred to herein as the "Purchased Assets"), other than those assets included in the Retained Assets as defined in Section 1.2 below, and subject to all of FNS' liabilities and obligations of every kind and description, other than those liabilities and obligations included in the Retained Liabilities as defined in Section 1.4 below (such liabilities and obligations being assumed referred to herein as the "Assumed Liabilities"). No transfer of assets or liabilities herein shall be construed as giving to either party any rights or obligations inconsistent with the rights and obligations set forth in that certain Marketing and Non-Competition Agreement of even date herewith. The Purchased Assets include, without limitation, the following assets and properties (other than those assets

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included in the Retained Assets as defined in Section 1.2):

         (a) all assets owned by FNS on the Balance Sheet Date (as defined herein), and reflected on the balance sheet included as part of the Interim Financial Statements (the "Last Balance Sheet") of FNS, with only such changes therein as have occurred in the ordinary course of the Business since the date of such Last Balance Sheet. Such assets include, without limitation, (i) all trade and other accounts receivable and other indebtedness owing to FNS and including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith; (ii) all inventories wherever located, including raw materials, goods consigned to vendors or subcontractors, work in process, finished goods and goods in transit; (iii) all prepaid expenses, deposits and rights to refunds (including refunds from customers and suppliers but excluding prepaid premiums under insurance policies for periods after the Closing Date); (iv) all machinery, equipment, fixtures and furniture; (v) all motor vehicles; and (vi) all rights to real estate, including the buildings and improvements thereon;

         (b) all rights and interests of FNS in and to any contracts, including contracts for the purchase of materials, supplies and services and the sale of products and services, equipment leases, or other obligations relating to the borrowing of money by FNS, and any other contract of FNS, including without limitation, those listed on Schedule 1.1(b) attached hereto;

         (c) copies of all of FNS' books, records and other data pertaining to contracts with FNS customers and performance and billing by FNS under such contracts;

         (d) all of FNS' goodwill, and all of FNS' dealer and customer lists and sales and marketing information, know-how, technology, drawings, engineering specifications, bills of materials, software and other intangible assets of FNS, which shall include without limitation those items listed in Schedule 1.1(d)-1 and shall not include those items listed on Schedule 1.1(d)-2 except to the extent use is permitted as set forth on such Schedule or in the Ancillary Agreements;

         (e) all of FNS' interest in any patents, patent applications, proprietary designs, copyrights, tradenames, servicemarks, trademarks and trademark applications (including, without limitation, the exclusive right to use the name First Notice Systems and all variants thereof in connection with products sold or services rendered by FNS on or prior to the date of this Agreement), and all patents, trademarks, servicemarks, proprietary designs, trade names, assumed names and copyrights of FNS, in each case together with the goodwill appurtenant thereto, all federal, state, local and foreign registrations thereof, if applicable, all common law rights thereto, and all claims or causes of action for infringement thereof;

         (f) all permits, licenses, orders, ratings and approvals of all federal, state, local or foreign governmental or regulatory authorities or industrial bodies which are held by FNS, to the extent the same are transferable;

         (g) all rights of FNS to causes of action, lawsuits, judgments, claims and demands of any nature, excluding claims in respect of loans not in excess of $12,000 made to employees of FNS and any causes of action that may exist against Cross Country Motor Club and its affiliates, their officers or directors, or the Sellers;

         (h) all rights and interest of FNS in and to the employee benefit plans of FNS or of its affiliates to the extent related to the FNS Employees and the assets included therein or held thereunder;

         (i) all present and future insurance proceeds which may be payable under insurance policies in respect of the Business in place on or before Closing to the extent such proceeds are received in respect of Purchased Assets;

         (j) except for the Retained Assets described in Section 2.2 below, all other items of property, real or personal, tangible or intangible including without limitation those listed on Schedule 5.1(t)(i) owned by FNS; and

         (k) all cash and cash equivalents of FNS received by FNS from and after June 1, 1997 and on or prior to the Closing (other than cash received pursuant to this Agreement).

    1.2 Retained Assets. FNS will retain ownership only of the following assets (collectively, the "Retained Assets"):

         (a) FNS' minute and stock record books, journals, tax records, ledgers and books of original entry;

         (b) FNS' cash and cash equivalents as of May 31, 1997 and FNS' rights under this Agreement, including its right and interest in and to the Purchase Price and FNS' rights under the Transaction Agreement, the Transitional Services Agreement, the Marketing and Non-Competition Agreement and the Lease relating to the FNS Springfield facility, in each case dated as of the date hereof and by and among CRA and/or Acquisition Sub, and FNS, the FNS Shareholders and/or Cross Country (collectively, the "Ancillary Agreements");

         (c) claims in respect of loans not in excess of $12,000 made to employees of FNS and any causes of action that may exist against Cross Country Motor Club and its affiliates, their officers or directors, or the Sellers;

         (d) any tax refund payable to FNS or its predecessors with respect to any federal, state, local or foreign taxes of whatever nature paid by FNS or its predecessors prior to the Closing; and

         (e) any and all assets or rights set forth on Schedule 5.1(t)(2) and 5.1(t)(3) except to the extent use is permitted as set forth on such Schedules or in the Ancillary

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

Agreement.

    1.3 Assumed Liabilities. Acquisition Sub shall assume and agree to pay, perform and discharge the Assumed Liabilities, and CRA will cause Acquisition Sub to pay, perform and discharge the Assumed Liabilities as they become due. The Assumed Liabilities shall consist of all liabilities of FNS, other than Retained Liabilities.

    1.4 Retained Liabilities. The liabilities and obligations which shall be retained by FNS (the "Retained Liabilities") shall consist only of the following:

         (a) all liabilities and obligations of each and every kind owed by FNS to or for the account of any one or more of Cross Country Motor Club, Inc., Cross County Motor Club of California, Inc., Cross Country Service Corp., Cross Country Home Assistance Services, Inc. and HAC, Inc. or their respective affiliates (collectively "Cross Country"), such liabilities and obligations referred to herein collectively as the "Intercompany Obligations"; provided, however, that payments made on or after the Closing by the Sellers or their affiliates to a third party on behalf of Acquisition Sub relating to any expense or cost incurred prior to May 31, 1997 shall be an Assumed Liability of New FNS.

         (b) all liabilities of FNS relating to indebtedness for borrowed money (other than operating leases), to the extent such liabilities are not reflected on the Last Balance Sheet;

         (c) all liabilities of FNS or the FNS Shareholders resulting from, constituting or relating to a breach of any of the representations, warranties, covenants or agreements of FNS or the FNS Shareholders under this Agreement;

         (d) all liabilities of FNS for federal, state, local or foreign taxes of whatever nature, including transfer taxes and taxes incurred in respect of or measured by the income of FNS earned or realized on or prior to the Closing Date (including any gain and income from the sale of the Purchased Assets and other transactions contemplated herein);

         (e) any liability or obligation incurred by FNS in connection with the negotiation, execution or performance of this Agreement or the Ancillary Agreements, including, without limitation, all legal, accounting, brokers', finders' and other professional fees and expenses;

         (f) any liability or obligations relating to or with respect to East Coast Springfield Development, L.L.C.'s loan from the Government Land Bank; and

         (g) all liabilities incurred by FNS after the Closing Date other than those incurred pursuant to the Transitional Services Agreement of even date herewith among the parties hereto or as otherwise mutually agreed by FNS and Acquisition Sub.

                                   ARTICLE II

                                   The Closing

    2.1 Closing. The closing (the "Closing") of the acquisition of the Purchased Assets contemplated by Section 1.1 (the "Acquisition") shall take place (i) at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts, as of the close of business on May 31, 1997. The date as of which the closing occurs is referred to herein as the "Closing Date."

                                   ARTICLE III

                        Payment for the Purchased Assets

    3.1 Purchase Price. The consideration to be paid to FNS for the Purchased Assets and the covenants of FNS and the FNS Shareholders contained herein or contemplated hereby shall be Forty Million ($40,000,000) Dollars, payable in cash (the "Purchase Price").

    3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in proportion to their respective fair market values as determined in good faith by CRA; it being agreed that the fair market value of the fixed assets included in the Purchased Assets shall not exceed FNS' book value thereof as of the date hereof. A copy of such allocation shall be delivered by CRA to FNS promptly after such allocation is determined. FNS, the FNS Shareholders, CRA and Acquisition Sub shall be bound by such allocation for all purposes and agree to account for and report the purchase and sale contemplated hereby for all financial, accounting and tax purposes in accordance with such allocation. The parties hereto agree to report such allocation on Form 8594 as required by Section 1060 of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE IV

                               Closing Deliveries

    4.1 Payment of Cash Portion of Purchase Price. At the Closing, Acquisition Sub shall deliver to FNS the Purchase Price contemplated by Section 3.1.

    4.2 Execution and Delivery of Documents by Buyer. At the Closing, Acquisition Sub and CRA shall execute and deliver to FNS an Instrument of Assumption in form reasonably satisfactory to CRA and FNS, and such other documents as FNS may reasonably request in order to evidence Acquisition Sub's assumption of the Assumed Liabilities. Acquisition Sub and CRA will, from time to time after the Closing Date, take such additional action and deliver such further documents as FNS or the FNS Shareholders may reasonably request in order effectively to assume the Assumed Liabilities.

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    4.3  Execution and Delivery of Documents of Title by the Company.  At the
Closing, FNS shall execute and deliver to Acquisition Sub a Bill of Sale in form reasonably satisfactory to CRA and FNS and such deeds, conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents as Acquisition Sub may reasonably request in order to effect the sale, conveyance, and transfer of the Purchased Assets from FNS to Acquisition Sub. Such instruments and documents shall be sufficient to convey to Acquisition Sub
good and merchantable title in all of the Purchased Assets.   FNS will, from
time to time after the Closing Date, take such additional actions and execute and deliver such further documents as Acquisition Sub may reasonably request in order more effectively to sell, transfer and convey the Purchased Assets to Acquisition Sub and to place Acquisition Sub in position to operate and control all of the Purchased Assets.

    4.4 Other Deliveries. At the Closing, the parties hereto shall deliver such other documents, instruments and agreements as are contemplated by this Agreement.

                                   ARTICLE V

              Representations, Warranties and Certain Covenants

    5.1 Representations, Warranties and Certain Covenants of FNS. FNS hereby represents, warrants and covenants to CRA and Acquisition Sub that, as of the date of this Agreement:

         (a) Corporate Organization. FNS is a Massachusetts business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. True and correct copies of the Declaration of Trust and Bylaws of FNS in effect as of the date of this Agreement have been provided to CRA. FNS does not have any direct or indirect equity interest in any other firm, corporation, partnership, joint venture association or other business organization. FNS is the ultimate successor by merger to First Notice Systems, Inc., a Massachusetts corporation ("FN Corp."), and holds all of the contractual and other rights and licenses formerly held by FN Corp. For purposes of this Agreement, the term, "FNS" shall be deemed to include FNS and its predecessors, including without limitation FN Corp., except as otherwise expressly stated.

         (b) Qualification to do Business. Except as set forth in Section 5.1(b) of the FNS Disclosure Schedule attached hereto and made a part hereof (the "FNS Disclosure Schedule"), FNS is duly qualified or licensed to do business as a foreign corporation or association in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the financial condition, assets, liabilities, business or operations of FNS or the Business (a "Material Adverse Effect").

         (c) Power. FNS has all requisite power and authority to own and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (d) Authority. The execution and delivery of this Agreement by FNS, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of FNS, including without limitation the unanimous approval of the FNS Shareholders. This Agreement and all other instruments required hereby to be executed and delivered by FNS have been, or will be, duly executed and delivered by authorized officers of FNS, and are, or when delivered will be, legal, valid and binding obligations of FNS, enforceable against FNS, in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         (e) Capitalization. Section 5.1(e) of the FNS Disclosure Schedule attached hereto contains the name and address of each shareholder of FNS and the number of Shares owned of record by each shareholder. The authorized capital stock or other equity ownership of FNS is set forth on Schedule 5.1(e). All of the outstanding FNS Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. No FNS Shares are held in the treasury of FNS or reserved for issuance. There are no outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to which FNS is a party, or by which it is bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other securities of FNS. No agreement exists among the FNS Shareholders relating to the voting of their interests in FNS.

         (f) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by FNS and the FNS Shareholders of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Declaration of Trust or the Bylaws of FNS;
(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority with respect to FNS,
(iii) except with respect to the customer agreements and other contracts, rights and obligations as set forth in Section 5.1(f) of the FNS Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license agreement, Material Contract (as hereinafter defined) or other material instrument or obligation to which FNS or, to the Knowledge of FNS, any of the FNS Shareholders or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which waivers or consents will have been obtained prior to the Closing; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FNS or any of the FNS Shareholders or to any of their respective assets.

         (g) Actions, Suits, Proceedings. Except as set forth in Section 5.1(g) of the Disclosure Schedule, there are no actions, suits or proceedings pending or, to the Knowledge of FNS, threatened against FNS or any of its properties or business in any court or before any governmental authority. FNS is not subject to any order, writ, injunction or decree of any court or governmental authority. There are no actions, suits or proceedings pending or, to the Knowledge of FNS, threatened against any of the FNS Shareholders in any court or before any governmental authority in regard to their FNS Shares or relating to FNS or its properties or business. To the Knowledge of FNS, none of the FNS Shareholders is subject to any order, writ, injunction or decree of any court or governmental authority in regard to his or her FNS Shares or relating to FNS or its properties or the Business.

         (h) Compliance with Applicable Laws and Other Instruments. The Business and operations of FNS have been conducted through the date hereof in all material respects in accordance with all applicable laws, rules or regulations of all governmental and regulatory authorities, including without limitation all laws, rules and regulations relating to the environment or occupational health and safety (hereinafter collectively referred to as "Environmental Laws"). To the best of FNS' knowledge, FNS is not in material violation of any building code, special use permit, zoning ordinance or any other applicable law, rule or regulation, and there are no administrative or other governmental claims pending or as to FNS' knowledge threatened against FNS alleging or inquiring as to the existence of any such violation.

         (i) Employees. Section 5.1(i) of the FNS Disclosure Schedule is a true and correct list of all hourly employees and salaried employees of FNS or Cross Country engaged in the Business (the "FNS Employees") as of May 31, 1997, which list in the case of each such employee sets forth the position, level of compensation, accrued vacation and date of employment. There have been no material increases in the compensation payable to employees of FNS since such date, nor has there been any material modification to the levels of compensation set forth on such list. The Year-End Financial Statements and in the Interim Financial Statements reflect the compensation of all FNS Employees then employed by FNS (or such portion of their compensation as then related to their services provided to FNS), whether paid directly by FNS or by Cross Country, during the periods covered thereby.

         (j) Employee Plans. Section 5.1(j) of the FNS Disclosure Schedule lists and describes all employee benefit plans covering employees of FNS or the FNS Employees, or under which FNS or any trade or business (whether or not incorporated) which is a member of a "controlled group" of which FNS is a member or under "common control" with FNS within the meaning of Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended ("Code") ("ERISA Affiliate") is otherwise obligated (individually, "Plan" and collectively, the "Plans"). True and correct copies of each of the Plans described in such Section 5.1(j) and of the related agreements have been furnished by FNS to CRA. FNS has never maintained any defined benefit pension plan subject to Title IV of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") and has never, except as disclosed in Schedule 5.1(j), maintained any Plan governed by Code
Section 401(a). Additionally, neither FNS nor any ERISA Affiliate has ever maintained a written or unwritten severance plan or policy providing employees who terminate employment with FNS with any post-employment benefit, except for a policy allowing terminated employees to continue to participate in the Plans to the extent required by applicable law. There are no pending, or to the Knowledge of FNS, threatened, claims, lawsuits or arbitrations which have been asserted or instituted against the Plans or any fiduciaries thereof respecting their duties to the Plans or the assets or any of the trusts under any of the Plans. No such Plan is a Multiemployer Plan, as defined in Section 4001(a)(3) of ERISA. Each of the Plans described in such Section 5.1(j) that is subject to ERISA is in compliance with ERISA in all material respects. Neither FNS, nor its directors, officers and employees nor any fiduciary of any such Plan is in breach of any obligations imposed on fiduciaries under Title I of ERISA. No prohibited transactions within the meaning of Section 406 of ERISA has occurred with respect to any Plan. FNS is in substantial compliance with all applicable requirements of Section 4980B of the Code.

         (k) Labor Matters. Except as otherwise set forth on Section 5.1(k) of the FNS Disclosure Schedule, there are no existing employment, consulting, non-competition, severance, indemnification or non-disclosure agreements or collective bargaining agreements between FNS and any of its past or present employees, officers and directors. There is no collective bargaining unit representing any of the FNS Employees. No petition has been filed and is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of the FNS Employees by a labor organization, nor to the Knowledge of FNS, is there at present any solicitation or campaign by any labor organization or employee for the representation of the FNS Employees by a labor organization.

         (l) Financial Information. FNS has previously delivered to CRA (i) the audited balance sheets of FN Corp. as of September 30, 1996 and 1995 and the related audited statements of earnings and changes in cash-flows for the years then ended (collectively, the "Year-End Financial Statements"), and (ii) the unaudited balance sheet of FN Corp., at March 31, 1997 (the "Balance Sheet Date"), the detail of Accounts Payable as of March 31, 1997, and the related statements of earnings and cash flows for the six (6) months then ended attached as Schedule 5.1(l) of the FNS Disclosure Schedule (the "Interim Financial Statements"). The Year-End Financial Statements and the Interim Financial Statements are complete and correct in all material respects, are in accordance with the books and records of FNS and present fairly in accordance with generally accepted accounting principles applied on a basis consistent with prior periods the financial condition and results of operations of FNS as of the dates and for the periods shown, except that the Interim Financial Statements are subject to year end adjustments which will not be material and do not contain any footnote disclosure. FNS does not have any liability, contingent or otherwise, which is not adequately reflected in or reserved against in the Year-End Financial Statements or the Interim Financial Statements in accordance with generally accepted accounting principles (GAAP), consistently applied, other than liabilities arising in the ordinary course of business since the date of the Year-End Financial Statements. The aggregate amount of accounts payable and accrued expenses of FNS for goods purchased by and delivered, or services rendered to, FNS at any point prior to March 31, 1997 (as determined by GAAP, consistently applied) not reflected on the detail of the accounts payable and accrued liabilities as of such date included within the Interim Financial Statements, and which remain unpaid at the Closing Date shall not exceed $75,000.

         (m) Tax Returns and Audits. All required federal, state, local and foreign tax returns or appropriate extension requests of FNS have been filed, and all federal, state, local and foreign taxes required to be paid have been paid or due provision for the payment thereof has been made. FNS is not delinquent in the payment of any such tax or of any assessment or governmental charge. FNS has not received notice of any tax deficiency proposed or assessed against it, and has not executed any waiver of any statute of limitations on the assessment or collection of any tax. None of FNS' tax returns has been audited by governmental authorities. FNS has no tax liabilities except those reflected on Section 5.1(m) of the FNS Disclosure Schedule and those incurred in the ordinary course of business since the Balance Sheet Date.

         (n) Changes, Dividends, etc. Except for the transactions contemplated by this Agreement or as disclosed in Section 5.1(n) of the FNS Disclosure Schedule, and except for the use of all available cash of FNS as of May 31, 1997 to repay the Intercompany Obligations since the Balance Sheet Date, FNS has not: (a) incurred or guaranteed any debts, obligations or liabilities, absolute, accrued or contingent, and whether due or to become due, or suffered any bad debt, or other reserve increase, except obligations incurred under contracts and current liabilities, each as incurred in the ordinary course of business and consistent with past practice; (b) paid any obligation or liability other than, or discharged or satisfied any liens or encumbrances other than those securing, current liabilities, in each case in the ordinary course of business and consistent with past practice, and except for a trade of assets of equal or greater value; (c) declared or made any direct or indirect payment, set aside, or distribution to shareholders, or directly or indirectly purchased, acquired or redeemed any of its shares of its capital stock or other securities, or obligated itself to do so; (d) mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of its property or assets (tangible or intangible, real, personal or mixed); (e) sold, leased, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $50,000 in the aggregate; (f) canceled or compromised any debt or claim, or waived or released any right of material value other than transactions in the ordinary course of business consistent with past practice;
(g) accelerated payments of its receivables or delayed its payables, except in the ordinary course of business and consistent with past practice; (h) suffered any physical damage, destruction or loss (whether or not covered by insurance) which has had or may have a material adverse effect; (i) entered into any transaction other than in the ordinary course of business; (j) made aggregate capital expenditures and commitments in excess of $500,000 for additions to property or equipment; (k) made any change in any "employee benefit plan" of the type required to be disclosed on Section 5.1(j) of the FNS Disclosure Schedule;
(l) increased the compensation payable, or to become payable, to any of its employees or directors, or made any bonus payment or similar arrangement with any employees or directors or increased the scope or

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nature of any fringe benefits provided for its employees or directors, in each case other than in the ordinary course of business consistent with past practice; (m) entered into or amended any agreement or arrangement with any of the FNS Shareholders or any of their affiliates; or (n) agreed, whether in writing or otherwise, to do any of the foregoing other than pursuant hereto. Since the Balance Sheet Date, (i) FNS has not compromised, accelerated payment of or factored its accounts receivable or delayed payment of its accounts payable, in either case except in the ordinary course of business and consistent with past practice or (ii) there has been no material adverse change in the financial condition, operations, or results of operations of FNS.

         (o) Title to Assets. FNS has good and marketable title to all of the Purchased Assets (real, personal or mixed, tangible and intangible), free and clear of all liens, pledges, security interests, conditional sale agreements, license agreements, charges and encumbrances that will continue after the Closing except encumbrances listed in Section 5.1(o) of the FNS Disclosure Schedule (the "Permitted Encumbrances"). FNS has requested from the Massachusetts Department of Revenue a letter of compliance relating to the taxes owed by FNS.

         (p) Payment Obligations. The accounts receivable of FNS (i) have arisen in the normal course of the operation of the business of FNS, and (ii) constitute accounts duly and validly created in the amount recorded therefor in the books and records of FNS and, to the Knowledge of FNS, the account debtors and obligors have no offsets or counterclaims to reduce the amount of such accounts, and to the Knowledge of FNS all such accounts are fully collectible (giving effect only to any allowance for doubtful accounts set forth on the Interim Financial Statements), subject to year end adjustments that will not be material and are not subject to any discounts, whether for prompt payment or otherwise, except as set forth in Section 5.1(p) of the FNS Disclosure Schedule.

         (q) Condition of Assets. The plant, offices and equipment owned or leased by FNS are in good condition and repair, ordinary wear and tear excepted, consistent with past practice.

         (r) Intellectual Property Rights. Section 5.1(r) of the FNS Disclosure Schedule lists (i) all patents, trademarks, trade names, service marks and copyrights (and all applications therefor) and (ii) all computer programs owned by FNS or used in the conduct of the Business (in each case other than software programs which are generally available to the public for purchase or license at a price of less than $250) and such schedule specifies whether such assets are owned or leased by FNS. Except as set forth on
Section 5.1(r) of the FNS Disclosure Schedule, FNS (i) owns or has the right, in the United States of America, to use all such patents, trademarks, trade names, service marks and copyrights listed on Schedule 5.1(r) and (ii) to FNS' Knowledge are not unlawfully using without authorization any confidential information or trade secrets of others. Except as set forth on
Section 5.1(r) of the FNS Disclosure Schedule, FNS is not obligated by contract or license to pay royalties, fees or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright, or other intellectual property. FNS has not transferred or conveyed any rights to others in the intellectual property of FNS. Except as set forth on Section 5.1(r) of the FNS Disclosure Schedule, FNS is not, nor has it received notice with respect to, infringing upon or otherwise acting adversely to any known right of, or right known to be claimed by, any person under or with respect to any patents, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights.

         (s) Contracts, Leases, Commitments and Agreements. Section 5.1(s) of the FNS Disclosure Schedule lists any contract, lease, or agreement to which FNS is a party or by which it is bound that (i) provides for aggregate payments by FNS of at least $100,000 during any one year, unless the aggregate payments are reducible to a lesser amount by exercise by FNS of a contractual right of termination without cause, (ii) contains an escalation, renegotiation or redetermination clause, (iii) provides for the assignment, license or other transfer of any intellectual property by or to FNS or (iv) is with one of FNS' ten largest customers (by revenue billed or accrued) during the three month period ended March 31, 1997 (collectively, the "Material Contracts"). A full and complete copy of each Material Contract as in effect on the date hereof has been provided to CRA. To the Knowledge of FNS, FNS and each other party to the Material Contracts has, in all respects substantially performed all material obligations required to be performed by them to date, and are not in default under any of the Material Contracts. To the Knowledge of FNS, except as set forth on Section 5.1(s)-2 of the FNS Disclosure Schedule, each of the Material Contracts is in full force and effect. Except as set forth on Section 5.1(s) of the FNS Disclosure Schedule, none of the Material Contracts by its terms requires the approval of any other party thereto to permit the assignment thereof to Acquisition Sub, and FNS has no Knowledge of any other requirement that such consent be obtained. FNS has not waived or assigned to any other person any of its rights thereunder, and to its Knowledge has not breached in any material respect its obligations under any Material Contract. To the Knowledge of FNS, FNS has complied with all performance standards set forth in the Material Contracts described in clause (iv) above and to the Knowledge of FNS, no third party thereto has the right to terminate any such contract or to adjust the compensation due FNS thereunder as a result of the failure of FNS to meet performance standards contained in any such contract.

         (t) Composition of Assets. The Purchased Assets and the assets and services described in Section 5.1(t)(1) -2 and certain items specified in
Schedule 5.1(t) -3 of the Disclosure Schedule and in the Transition Services Agreement of even date herewith comprise all material property and assets employed by FNS in the Business and necessary to conduct FNS' business as conducted on the date hereof.

         (u) Insurance. FNS has in force through the date hereof the property, casualty, errors and omissions and other insurance set forth on
Section 5.1(v) of the FNS Disclosure Schedule attached hereto. All policies providing such insurance are in full force and effect.

         (v) Licenses and Permits. Section 5.1(u) of the FNS Disclosure Schedule accurately lists and describes all governmental licenses and permits granted to FNS. FNS possesses from the appropriate agency, commission, board and governmental body and authority all licenses, certifications, permits and regulatory approvals required by law or otherwise necessary for the operation of the Business, the failure of which to possess could have a Material Adverse Effect. All such licenses, certifications, permits and approvals granted to FNS are in full force and effect, and no action to terminate any such license, certification, permit or approval is pending or, to the Knowledge of FNS, has been threatened by any governmental agency or other party.

    5.2 Representations and Warranties of the FNS Shareholders. Each of the FNS Shareholders severally represents and warrants to CRA and Acquisition Sub as to himself or herself that:

         (a) Such FNS Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (b) This Agreement and all other instruments and agreements required hereby to be executed and delivered by such FNS Shareholder have been, or will be, duly executed and delivered by or on behalf of such FNS Shareholder and are, or when delivered will be, legal, valid and binding obligations of such FNS Shareholder enforceable against such FNS Shareholder in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity.

         (c) Neither the execution and delivery of this Agreement nor the consummation by such FNS Shareholder of the transactions contemplated hereby will (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority with respect to such FNS Shareholder; (ii) result in a violation or a breach of or constitute (with or without notice or lapse of time or both) a default (or would give rise to any right of termination, cancellation or acceleration of lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license agreement or other instrument or obligation to which such FNS Shareholder or any of his or her assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration of lien or other charge or encumbrance) which will not interfere with the transactions contemplated hereby; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such FNS Shareholder or any of his or her assets.

    5.3 Representations, Warranties and Certain Covenants of CRA and Acquisition Sub. CRA and Acquisition Sub jointly and severally represent, warrant and covenant to FNS and the FNS Shareholders that:

         (a) Corporate Organization. Each of CRA and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. True and correct copies of the Charter and By-Laws of CRA and Acquisition Sub in effect as of the date of this Agreement have been provided to FNS.

         (b) Power. Each of CRA and Acquisition Sub has all requisite corporate power and authority to own and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (c) Corporate Authority. The execution and delivery of this Agreement by CRA and Acquisition Sub, and the consummation of the transactions contemplated hereby, has been duly authorized by all necessary corporate or shareholder action on the part of CRA and Acquisition Sub. This Agreement and all other instruments required hereby to be executed and delivered by CRA or Acquisition Sub have been, or will be, duly executed and delivered by authorized officers of CRA or Acquisition Sub, as the case may be, and are, or when delivered will be, legal, valid and binding obligations of CRA and Acquisition Sub, enforceable against CRA and Acquisition Sub in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         (d) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by CRA and Acquisition Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Charter or By-Laws of CRA and Acquisition Sub;
(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority or any other party, except filings by CRA, pursuant to the applicable requirements of the Securities Exchange Act; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license agreement or other instrument or obligation to which CRA or Acquisition Sub or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained prior to the date hereof or which will not be material in nature or effect on the business, financial condition or operations of CRA or Acquisition Sub; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CRA or Acquisition Sub or to any of their respective assets.

         (e) SEC Reports. Since June 4, 1996, CRA has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Exchange Act (collectively, the "CRA SEC Reports"). CRA has provided to FNS copies of all CRA SEC Reports. At the time filed, none of the CRA SEC Reports, including without limitation any financial statements or schedules included therein, nor CRA's prospectus dated June 4, 1996, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                               Certain Covenants

    6.1 Confidentiality. The parties acknowledge that during the process of negotiating the transaction which is the subject of this Agreement and during the conduct of the respective businesses of FNS and Cross Country, proprietary and confidential information concerning such businesses (collectively, "Proprietary Information") has been disclosed to the parties. Each party agrees that it shall keep confidential the terms and conditions of the transaction described herein and the Proprietary Information and will not disclose to any third party such Proprietary Information of the other unless such Proprietary Information becomes available generally to the public through no fault of the party who is obligated to maintain such Proprietary Information in confidence. Notwithstanding the foregoing, CRA may disclose such information about the transaction described herein as is required to fulfill its reporting and filing requirements under applicable law; provided that CRA shall not file with any governmental authority any of the schedules or exhibits to this Agreement unless required to do so under applicable law.

    6.2  Employee Matters.  Following the Closing CRA will cause Acquisition
Sub to continue to employ as at will employees those persons who were FNS Employees immediately prior to the Closing, subject to FNS' right to terminate such employment at any time (except for Jonathan McNeill and Paul Nielson, who shall be employed pursuant to written employment agreements between them and Acquisition Sub). CRA will offer to include each such FNS employee in its employee benefit plans, and will give credit for years of service to FNS in determining eligibility and vesting under such plans. Notwithstanding the foregoing, during the period from the Closing Date through June 30, 1997 the FNS Employees shall continue to be employed by FNS, for the benefit and account of Acquisition Sub in all respects and CRA shall be liable for all costs, expenses, benefits, claims by and obligations to, such FNS Employees of FNS in respect of their employment from the Closing Date to July 1, 1997.

    6.3 Change of Name; Use of Name. FNS and the FNS Shareholders will take all action necessary or appropriate to change FNS' corporate name, effective immediately after the Closing, to a name that does not include the words "First Notice" and execute all consents necessary to permit Acquisition Sub immediately after the Closing to use FNS' present corporate name and any other names substantially similar thereto from and after the effective date of change of FNS corporate name, FNS shall not use the name "First Notice" or any other name which includes such words or which is substantially similar to for any purpose except to refer to the business conducted by FNS prior to the Closing.

    6.4 Access to Books and Records. CRA and Acquisition Sub will grant the FNS Shareholders and their representatives and agents reasonable access to, and the right to photocopy, the books and records of FNS included within the Purchased Assets, and FNS and the FNS Shareholders will grant CRA and its representatives and agents reasonable access to, and the right to photocopy, the books and records of FNS included within the Retained Assets, in each case upon reasonable notice and during normal business hours, for the purpose of preparing tax returns and financial statements and other valid business purposes. All such books and records shall be retained for a period of five years after the Closing.

    6.5 Letter of Compliance. FNS will use all reasonable efforts to obtain as soon as practicable from the Massachusetts Department of Revenue and furnish to CRA a certificate of compliance with respect to taxes owed by FNS.

                                  ARTICLE VII

                                Indemnification

    7.1 Indemnification by FNS and FNS Shareholders. Subject to the limitations set forth in this Article VII, each of FNS and the FNS Shareholders hereby agrees, jointly and severally, to indemnify and hold harmless CRA from and after the Closing against and with respect to the following (together referred to as "CRA Losses") suffered by CRA or Acquisition Sub:

         (a) Any and all expense, loss or liability resulting from any breach of a representation or warranty contained in Section 5.1 or 5.2 of this Agreement; and

         (b) Any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to the foregoing.

    7.2  Indemnification by CRA.  Subject to the limitations set forth in this
Article VII, each of CRA and Acquisition Sub hereby agrees to indemnify and hold harmless each of FNS and the FNS Shareholders at all times from and after the Closing against and with respect to the following (together referred to as "FNS Losses") suffered by FNS or the FNS Shareholders:

         (a) Any and all expense, loss or liability resulting from any breach of a representation or warranty contained in Section 5.3 of this Agreement; and

         (b) Any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to the foregoing.

    7.3 Procedures for Indemnification. Promptly after receipt by an indemnified party pursuant to the provisions of Section 7.1 or Section 7.2 of notice of the commencement of any action by a person not a party to this Agreement involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against an indemnifying party pursuant to the provisions of Section 7.1 or Section 7.2, promptly notify such indemnifying party of the commencement thereof; but the omission to so notify such indemnifying party will not relieve it from any liability which it may have to the indemnified party to the extent the indemnifying party was not prejudiced by such omission. In case such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party pursuant to the provisions of such Section 7.1 or Section
7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (a) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (b) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (c) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release from all liability in respect to such claim or litigation.

    7.4 Limitations on Indemnification by FNS or FNS Shareholders. Notwithstanding Section 7.1 or any other provision of this Agreement or applicable law, FNS' and the FNS Shareholders' aggregate liability for CRA Losses (other than as contemplated by Section 7.10) is subject to the following limitations:

         (a) FNS and the FNS Shareholders shall have no liability for any CRA Loss unless notice of a claim for such CRA Loss, specifying in reasonable detail the basis for such claim, is made upon FNS or the FNS Shareholders on or before the first to occur of (i) the close of business on the thirtieth (30th) day after the date audited financial statements of CRA for the year ended December 31, 1997 are released to CRA and (ii) May 31, 1998 (such earlier date referred to as the "Representation Termination Date").

         (b) FNS' and the FNS Shareholders' maximum aggregate liability for CRA Losses shall be $4,000,000.

         (c) The FNS Shareholders shall be liable for CRA Losses only if the aggregate CRA Losses sustained by CRA and Acquisition Sub exceed $250,000. The FNS Shareholders shall not be liable for the first $150,000 of CRA Losses sustained in the aggregate by CRA and Acquisition Sub.

    7.5 Limitations on Indemnification by CRA and Acquisition Sub. Notwithstanding Section 7.2 or any other provision of this Agreement or applicable law, CRA's and Acquisition Sub's aggregate liability for FNS Losses (other than as contemplated in Section 7.10) is subject to the following limitations:

         (a) CRA and Acquisition Sub shall have no liability for any FNS Loss unless notice of a claim for such FNS Loss, specifying in reasonable detail the basis for such claim, is made upon CRA and Acquisition Sub on or before the Representation Termination Date.

         (b) CRA's and Acquisition Sub's maximum aggregate liability for FNS Losses shall be $4,000,000.

         (c) CRA and Acquisition Sub shall be liable for FNS Losses only if the aggregate FNS Losses sustained by FNS and the FNS Shareholders exceed $250,000. CRA and Acquisition Sub shall not be liable for the first $150,000 of FNS Losses sustained in the aggregate by FNS and the FNS Shareholders.

    7.6 Mitigation of Losses. CRA Losses and FNS Losses shall be referred to herein collectively sometimes as "Losses." Losses for which any party is liable under this Article VII shall be subject to appropriate mitigation for (i) any actual recovery from third parties (less attorneys' fees, expenses and other costs of recovery), (ii) net tax savings realized from deductions taken within two years from the date of incurrence of the CRA Loss or FNS Loss, as the case may be, which gave rise to the claim for indemnification and (iii) the actual collection of insurance proceeds (less attorneys' fees, expenses and other costs
of recovery).   The parties hereto agree that payment for Losses under this
Article VIII shall be treated as an adjustment to purchase price.

    7.7 Exclusivity. Following the Closing, the remedies (subject to the limitations) set forth in this Article VII shall be the sole remedy for claims of the parties to this Agreement for liability for Losses arising under this Agreement.

    7.8 Cooperation in Defense. In case of any claim, arbitration or legal proceeding, the defense of which is assumed by FNS or any of the FNS Shareholders in accordance with this Article VII, the Acquisition Sub, upon request of FNS or such FNS Shareholder(s), shall provide reasonable cooperation (at the expense of FNS or the FNS Shareholders in accordance with this Article VII) in the defense thereof, including affording to FNS or such FNS Shareholder(s) the right of access, during normal business hours, upon reasonable notice and without disturbing the business of the Acquisition Sub or CRA, to pertinent books and records for purposes of inspection and making copies.

    7.9  No Solicitation of Claims.

         (a) Notwithstanding anything to the contrary contained in this Agreement, FNS and the FNS Shareholders shall not be obligated to indemnify CRA or Acquisition Sub with respect to any CRA Loss to the extent CRA or an officer of CRA intentionally provides to the third party making the claim which gave rise to such CRA Loss, on an unsolicited basis, written information which clearly indicates on the face of such information that such third party has or may have a claim covered under this Article VII which is the same as the claim that gave rise to the CRA Loss, or to the extent CRA intentionally solicits such third party to make such a claim, which solicitation was a proximate cause of such third party's decision to pursue the claim giving rise to such CRA Loss, except in either case to the extent required by law or to the extent provided in the context of a dispute resolution with respect to such a claim.

         (b) Notwithstanding anything to the contrary contained in this Agreement, CRA shall not be obligated to indemnify FNS or the FNS Shareholders with respect to any FNS Loss to the extent either FNS or any FNS Shareholder intentionally provides to the third party making the claim which gave rise to such FNS Loss, on an unsolicited basis, written information which clearly indicates on the face of such information that such third party has or may have a claim covered under this Article VII which is the same as the claim that gave rise to the FNS Loss, or to the extent either of FNS or any of the FNS Shareholders intentionally solicits such third party to make such a claim, which solicitation was a proximate cause of such third party's decision to pursue the claim giving rise to such FNS Loss, except in either case to the extent required by law or to the extent provided in the context of a dispute resolution with respect to such a claim.

    7.10 Indemnification for Assumed Liabilities and Retained Liabilities. Notwithstanding anything to the contrary contained in this Article VII, FNS and the FNS Shareholders hereby agree jointly and severally to indemnify and hold harmless each of CRA and the Acquisition Sub from and against any and all loss, injury, damage, demands, claims, actions, suits, proceedings, assessments, judgments, costs and legal and other expenses incident to any of the Retained Liabilities; provided this Section 7.10 shall not apply to CRA Losses (as defined in Section 7.1) included within Section 1.4(c). Notwithstanding anything to the contrary contained in this Article VII, CRA and the Acquisition Sub hereby agree jointly and severally to indemnify and hold harmless each of FNS and the FNS Shareholders from and against any and all loss, injury, damage, demands, claims, actions, suits, proceedings, assessments, judgments, costs and legal and other expenses incident to any of the Assumed Liabilities (other than the Retained Liabilities described in Section 1.4(b) which shall be subject to the other provisions of this Article VII). The indemnification provided for in this Section 7.10 shall survive the Closing and shall not be subject to any limitations on Losses contained elsewhere in this Article VII.

                                  ARTICLE VIII

                                  Miscellaneous

        8.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of CRA, Acquisition Sub, FNS and the FNS Shareholders in this Agreement shall survive the Closing.

    8.2 Expenses. Whether or not the Acquisition is consummated, all costs and expenses (including without limitation the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne (i) by CRA, in the case of costs and expenses incurred by CRA or Acquisition Sub, and (ii) by FNS (as a Retained Liability) or the FNS Shareholders, in the case of costs and expenses incurred by FNS and the FNS Shareholders.

    8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given, if given) by hand delivery, transmitted by telegram, telex or telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         (a)  If to CRA or Acquisition Sub to:

              CRA Managed Care, Inc.
              312 Union Wharf
              Boston, Massachusetts 02109
              Attention:  John McCarthy
              Telephone:  (617) 367-2163
              Telecopy:   (617) 367-8519

              with a copy to:

              Hutchins, Wheeler & Dittmar
              A Professional Corporation
              101 Federal Street
              Boston, Massachusetts 02110
              Attention:  James Westra
              Telephone:  (617) 951-6600
              Telecopy:   (617) 951-1295

         (b)  If to FNS or the FNS Shareholders to:

              First Notice Systems Company
              c/o 4040 Mystic Valley Parkway
              Boston, MA  02155
              Attention:  Jeffrey C. Wolk
              Telephone:  (617) 393-9300
              Telecopy:   (617) 395-6706

              with a copy to:

              Lane Altman & Owens LLP
              101 Federal Street
              Boston, MA  02110
              Attention:  Joseph Mazzella, Esq.
              Telephone:  (617) 345-9800
              Telecopy:  (617) 345-0400

or to such other address as the person to whom notice is given has previously furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Notice shall be deemed to have been received when given by hand delivery or transmitted by telegram, telex or telecopy and three days after deposited in the mail.

    8.4 Amendments. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

    8.5 Waiver. At any time prior to the Closing, CRA or FNS may (i) extend the time for the performance of any of the obligations or other acts of the other party , (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the obligations of the other party or any of the conditions to its own obligations contained herein to the extent permitted by law. Any agreement on the part of CRA and FNS to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of CRA and FNS. For purposes of this Section 10.5, the "other party" in relation to CRA means FNS and the FNS Shareholders and the "other party" in relation to FNS means CRA and Acquisition Sub. Any such agreement on the part of FNS shall also be binding upon the FNS Shareholders.

    8.6 Brokers. Each of CRA and Acquisition Sub hereby represents and warrants to FNS and the FNS Shareholders that no broker, finder or investment banker engaged by CRA or Acquisition Sub is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby. Each of FNS and the FNS Shareholders hereby represents and warrants to CRA and Acquisition Sub that, other than Goldman, Sachs & Co., whose fees and expenses shall be borne by FNS (as a Retained Liability), or by Cross Country, no broker, finder or investment banker engaged by FNS or the FNS Shareholders is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated hereby.

    8.7 Publicity. Unless otherwise consented to by CRA in advance, no party other than CRA shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement, and any public announcement or press release by CRA shall require the prior approval of FNS both as to the making of such announcement or release and as to the form and content thereof, except to the extent that CRA is advised by counsel, in good faith, that such announcement or release is required as a matter of law and full opportunity for prior consultation is afforded to FNS to the extent practicable.

    8.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.9 Nonassignability. This Agreement shall not be assigned by any party without the prior written consent of all other parties. Any purported assignment in contravention of the preceding sentence shall be void.

    8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors (in the case of FNS, CRA and Acquisition Sub), heirs, personal representatives and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

    8.11 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto.

    8.12 Governing Law; Submission to Jurisdiction; Venue.

         (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of law rules.

         (b) Any legal action or proceeding with respect to this Agreement may be brought in, and adjudicated by, state or federal courts, as the case may be, located in the City of Boston in the Commonwealth of Massachusetts and, by execution and delivery of this Agreement, each of FNS, Acquisition Sub and CRA hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto hereby further irrevocably waives any claim that any such

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

courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party; provided, however, that notice and service of process on the parties shall not be waived.

         (c) Each of FNS and CRA hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (b) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

    8.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    8.14 Remedies. Except as otherwise expressly set forth herein, nothing contained herein is intended to or shall be construed so as to limit the remedies which any party may have against the others in the event of a breach by any party of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

    8.15 Entire Agreement. This Agreement, including the FNS Disclosure Schedules and all exhibits referred to herein, the terms of which are incorporated as additional terms of this Agreement, the Ancillary Agreements and the Confidentiality Agreement dated as of February 14, 1997, between CRA and FNS, constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings oral or written, among the parties hereto with respect to the subject matter hereof and thereof, including any letters of intent.

    8.16 Knowledge of FNS. As used herein, the term "Knowledge of FNS" shall be deemed to mean solely the actual knowledge of Jonathan McNeill, Jeffrey Wolk and Thomas Graham, in their respective individual capacities and in their respective capacities as stockholder, director, officer and/or employee of FNS or its affiliates.


                      * * * * * * * * * * * * * * * * * *

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, or have caused their duly authorized officers to execute this Agreement of CRA, Acquisition Sub and FNS and by the FNS Shareholders on the date first above written.

                                                CRA MANAGED CARE, INC.


                                                By: /s/ Donald J. Larson
                                                    -------------------------
                                                    Donald J. Larson, President


                                                FNS ACQUISITION CORP.


                                                By: /s/ Donald J. Larson
                                                    -------------------------
                                                    Donald J. Larson, President


                                                FIRST NOTICE SYSTEMS COMPANY


                                                By: /s/ Jeffrey C. Wolk
                                                    -------------------------
                                                    Name: Jeffrey C. Wolk
                                                    Title: President


                                                FNS SHAREHOLDERS:

                                                /s/ Sidney Wolk
                                                -------------------------
                                                Sidney Wolk


                                                /s/ Nathan T. Wolk
                                                -----------------------------
                                                Nathan T. Wolk


                                                /s/ Jeffrey C. Wolk
                                                -----------------------------
                                                Jeffrey C. Wolk


                                                /s/ Howard Wolk
                                                -----------------------------
                                                Howard Wolk

                                                /s/ Michael Wolk
                                                -----------------------------
                                                Michael Wolk


                                                /s/ Robin Wolk
                                                -----------------------------
                                                Robin Wolk




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